Exhibit 4.7

51-102F3

MATERIAL CHANGE REPORT [F]

Item 1 Name and Address of Company

Nicola Mining Inc. (the “Company”)

3329 Aberdeen Road

Lower Nicola, BC V0K 1Y0

Item 2 Date of Material Change

January 9, 2025

Item 3 News Release

The news release dated January 13, 2025 was issued by Market News and Stockwatch on January 13, 2025.

Item 4 Summary of Material Change

On December 18, 2024, the Company announced that it intends to pay all of the interest owing on the secured convertible debentures (the “Debentures”) issued on November 21, 2019 by the issuance of common shares (each, a “Share”) of the Company. The Debentures mature on November 21, 2025 and bear interest (“Interest”) at a rate of 10% per annum, which Interest is payable under the terms of the Debentures annually, at the option of the Company, in cash or by the issuance of Shares.

The Company paid all of the Interest in Shares to holders of the Debentures to settle the outstanding interest payment obligation for the fifth year of the term of the Debentures.

The Debt Settlement was subject to TSX Venture Exchange (the “Exchange”) approval. The Company received Exchange approval and issued 1,469,935 Shares at a price of $0.28 per Share in settlement of Interest owing of $411,583.10 (the “ Debt Settlement”) on January 9, 2025. The Shares are subject to a statutory hold period expiring on May 10, 2025.

An Insider of the Company was issued 1,392,856 Shares pursuant to the Debt Settlement, which constituted a “related party transaction” within the meaning of Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions (“MI 61-101”). The issuance to the insider was exempt from the valuation requirement of MI 61-101 by virtue of the exemption contained in section 5.5(b) as the Company’s shares are not listed on a specified market and from the minority shareholder approval requirements of MI 61-101 by virtue of the exemption contained in section 5.7(a) of MI 61-101 in that the fair market value of the consideration of the Shares to be issued to the related party will not exceed 25% of the Company’s market capitalization. The Company closed on the payment of the Interest in Shares in less than 21 days as the payment of Interest is due pursuant to the terms of the Debentures.

Item 5 Full Description of Material Change

5.1 Full Description of Material Change

The Company paid all of the Interest in Shares to holders of the Debentures to settle the outstanding interest payment obligation for the fifth year of the term of the Debentures.

The Debt Settlement was subject to Exchange approval. The Company received Exchange approval and issued 1,469,935 Shares at a price of $0.28 per Share in settlement of Interest owing of $411,583.10 on January 9, 2025. The Shares are subject to a statutory hold period expiring on May 10, 2025.

MI 61-101 Requirements

Concept Capital Management (“CCM”), a 20%+ shareholder of the Company, was issued 1,392,856 Shares in settlement of $390,000 Interest owing. As such, a portion of the Debt Settlement is a “related-party transaction” as such term is defined in MI 61-101.

The following supplementary information is provided in accordance with Section 5.2 of MI 61-101.

(a)	a description of the transaction and its material terms:

See Item 4 above for a description of the Debt Settlement.

(b)	the purpose and business reasons for the transaction:

The purpose of the Debt Settlement is to reduce the Company’s liabilities while preserving its cash.

(c)	the anticipated effect of the transaction on the issuer’s business and affairs:

The Company does not anticipate any material effect on the Company’s business and affairs.

(d)	a description of:

(i)	the interest in the transaction of every interested party and of the related parties and associated entities of the interested parties:

CCM was issued 1,392,856 Shares in settlement of $390,000 worth of Interest.

(ii)	the anticipated effect of the transaction on the percentage of securities of the issuer, or of an affiliated entity of the issuer, beneficially owned or controlled by each person or company referred to in subparagraph (i) for which there would be a material change in that percentage:

The following table sets out the effect of the Debt Settlement on the percentage of securities of the Company beneficially owned or controlled by CCM:

				Percentage of		Percentage of
			No. of	Issued and		Issued and
			Securities	Outstanding	No. of	Outstanding
	Dollar		Held prior to	Securities prior	Securities Held	Securities After
Name and	Amount of	Number of	the Debt	to the Debt	After the Debt	the Debt
Position	Shares	Securities	Settlement	Settlement	Settlement	Settlement
Concept Capital Management 20+ Shareholder	$390,000	1,392,856 Shares	Undiluted: 29,772,803	Undiluted: 17.50%(2)	Undiluted: 31,165,659	Undiluted: 18.16%(5)
			Diluted: 92,272,803(1)	Diluted: 39.66%(3)	Diluted: 93,665,659(4)	Diluted: 40%(10)

(1)	Comprised of: (a) 29,772,803 Shares; and (b) 62,500,000 Shares that may be issuable on conversion of a convertible debenture in the principal amount of $6,250,000, at a deemed conversion price of $0.10 per Share, until November 21, 2025, all of which may be converted within the next 60 days.

(2)	Based on 170,165,191 Shares outstanding prior to the Debt Settlement.

(3)	Based on 232,665,191 Shares comprised of: (a) 170,165,191 Shares outstanding prior to the Debt Settlement; and (b) 62,500,000 Shares that may be issued on conversion of convertible debentures of the Company, all convertible within 60 days.

(4)	Comprised of: (a) 31,165,659 Shares; and (b) 62,500,000 Shares that may be issuable on conversion of a convertible debenture in the principal amount of $6,250,000, at a deemed conversion price of $0.10 per Share, until November 21, 2025, all of which may be converted within the next 60 days.

(5)	Based on 171,635,126 Shares outstanding after the completion of the Debt Settlement.

(6)	Based on 234,135,126 Shares comprised of: (a) 171,635,126 Shares outstanding after the Debt Settlement; and (b) 62,500,000 Debentures Shares that may be issued on conversion of convertible debentures of the Company, all convertible within 60 days.

(e)	unless this information will be included in another disclosure document for the transaction, a discussion of the review and approval process adopted by the board of directors and the special committee, if any, of the issuer for the transaction, including a discussion of any materially contrary view or abstention by a director and any material disagreement between the board and the special committee:

The board of directors approved the Debt Settlement. A special committee was not established in connection with the approval of the Debt Settlement, and no materially contrary view or abstention was expressed or made by any director.

(f)	a summary in accordance with section 6.5 of MI 61-101, of the formal valuation, if any, obtained for the transaction, unless the formal valuation is included in its entirety in the material change report or will be included in its entirety in another disclosure document for the transaction:

Not applicable.

(g)	disclosure, in accordance with section 6.8 of MI 61-101, of every prior valuation in respect of the issuer that related to the subject matter of or is otherwise relevant to the transaction:

(i)	that has been made in the 24 months before the date of the material change report:

Not applicable.

(ii)	the existence of which is known, after reasonable enquiry, to the issuer or to any director or officer of the issuer:

Not applicable.

(h)	the general nature and material terms of any agreement entered into by the issuer, or a related party of the issuer, with an interested party or a joint actor with an interested party, in connection with the transaction:

None.

(i)	disclosure of the formal valuation and minority approval exemptions, if any, on which the issuer is relying under sections 5.5 and 5.7 of MI 61-101 respectively, and the facts supporting reliance on the exemptions:

The Debt Settlement is exempt from the valuation and minority shareholder approval requirements of MI 61-101 by virtue of the exemptions contained in Section 5.5(b) as the Company’s shares are not listed on a specified market and from the minority shareholder approval requirements of MI 61-101 by virtue of the exemption contained in Section 5.7(1)(a) of MI 61-101 in that the fair market value of the consideration of the Shares issued to the related party did not exceed 25% of the Company’s market capitalization.

As this material change report is being filed less than 21 days before the closing of the Debt Settlement, there is a requirement under MI 61-101 to explain why the shorter period is reasonable or necessary in the circumstances. In the view of the Company, such shorter period is reasonable and necessary in the circumstances because the payment of Interest is due pursuant to the terms of the Debentures.

5.2 Disclosure for Restructuring Transactions

Not Applicable

Item 6 Reliance on subsection 7.1(2) of National Instrument 51-102

Not Applicable

Item 7 Omitted Information

None

Item 8 Executive Officer

Peter Espig, President and Chief Executive Officer, 778.385.1213

Item 9 Date of Report

January 14, 2025

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